AMENDED PLAN OF CONVERSION

                                      AND

                     AGREEMENT AND PLAN OF REORGANIZATION

                                      OF

                          BAYONNE BANKSHARES, M.H.C.

                                      AND

                     FIRST SAVINGS BANK OF NEW JERSEY, SLA
                              BAYONNE, NEW JERSEY

                                AS ADOPTED ON:

                               DECEMBER 19, 1996

                               AND AMENDED ON:

                              FEBRUARY 20, 1997


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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  Introduction............................................................   1
2.  Definitions.............................................................   4
3.  General Procedure for Conversion and Reorganization.....................  12
4.  Holding Company Applications and Approvals..............................  15
5.  Sale of Conversion Stock................................................  16
6.  Number of Shares and Purchase Price of Conversion Stock ................  17
7.  Retention of Proceeds by Holding Company................................  20
8.  Establishment and Funding of Charitable Foundation......................  20
9.  Subscription Rights of Eligible Account Holders.........................  22
10. Subscription Rights of Employee Plans...................................  23
11. Subscription Rights of Supplemental Eligible Account Holders............  24
12. Subscription Rights of Other Members....................................  26
13. Community Offering......................................................  27
14. Syndicated Community Offering...........................................  28
15. Limitation on Purchases.................................................  30
16. Payment for Conversion Stock............................................  34
17. Manner of Exercising Subscription Rights Through Order Forms............  36
18. Undelivered, Defective or Late Order Forms; Insufficient Payment........  38
19. Restrictions on Resale or Subsequent Disposition........................  39
20. Voting Rights of Stockholders...........................................  40
21. Establishment of Liquidation Account....................................  40
22. Transfer of Savings Accounts and Continuity of the Institution..........  43
23. Restrictions on Acquisition of the Institution and Holding Company......  43
24. Payment of Dividends and Repurchase of Stock............................  45
25. Amendment of Plan.......................................................  45
26. Effective Date..........................................................  46
27. Registration and Marketing..............................................  46
28. Residents of Foreign Countries and Certain States.......................  47
29. Expenses................................................................  47
30. Conditions to Conversion................................................  48
31. Interpretation..........................................................  48






Annex A     Plan of Merger between the Mutual Holding Company and the Bank
Annex B     Plan of Reorganization between the Bank, Interim B and the
            Holding Company


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                       PLAN OF CONVERSION AND AGREEMENT
                         AND PLAN OF REORGANIZATION OF
                          BAYONNE BANKSHARES, M.H.C.
                                      AND
                     FIRST SAVINGS BANK OF NEW JERSEY, SLA

1.    INTRODUCTION

      For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

      This Plan of Conversion and Agreement and Plan of Reorganization ("Plan") provides for the conversion ("Conversion") of Bayonne Bankshares, M.H.C., Bayonne, New Jersey ("Mutual Holding Company") to the stock form of organization. Mutual Holding Company was formed on January 9, 1995 and is currently a mutual holding company duly organized and validly existing under the laws of the United States, and as of November 14, 1996 owns beneficially and of record 1,659,485 shares of common stock, par value $0.10 per share ("INSTITUTION Common Stock") representing approximately fifty-four and two-tenths percent (54.2%) of the voting stock of First Savings Bank of New Jersey, SLA (the "INSTITUTION"), a New Jersey capital stock savings association. As of November 14, 1996, the remaining 1,402,836 shares of INSTITUTION Common Stock or forty-five and eight tenths percent (45.8%) are owned by the Public Stockholders. The principal office of the Mutual Holding Company is located at 568 Broadway, Bayonne, New Jersey.

      The Boards of Directors of the Mutual Holding Company and the INSTITUTION believe that a conversion of the Mutual Holding Company to stock form pursuant to the Plan is in their best interests, as well as the best interests of their respective Members and Stockholders. The Conversion will result in the INSTITUTION being wholly owned by a stock holding company, which is a more common structure and form of ownership than a



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mutual holding company. The Boards of Directors determined that the Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account and that consummation of the Conversion would not adversely impact the net worth of the INSTITUTION.

      The Conversion will provide the INSTITUTION with a larger capital base which will enhance the INSTITUTION's ability to pursue lending and investment opportunities, as well as opportunities for growth and expansion. The Conversion also will provide a more flexible operating structure and possible diversification, which will enable the INSTITUTION to compete more effectively with other financial institutions. In addition, the Conversion will result in the raising of additional capital for the INSTITUTION and the Holding Company and should result in a more active and liquid market for the Holding Company Common Stock than currently exists for the INSTITUTION Common Stock, although there can be no assurances that this will be the case. Finally, the Conversion has been structured to reunite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company with the retained earnings of the INSTITUTION through a tax-free reorganization.

      In furtherance of the INSTITUTION's long term commitment to its community, the Plan provides for the establishment of a charitable foundation as part of the Conversion. The charitable foundation is intended to complement the INSTITUTION's existing community reinvestment activities in a manner that will allow the INSTITUTION's local community to share in the growth and profitability of the Holding Company and the INSTITUTION over the long term. Consistent with the INSTITUTION's goal, the Holding Company intends to donate up to 9.9% of the number of shares of common stock sold in the Conversion. The establishment of the charitable foundation is subject to the approval of the Voting Members of


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the Mutual Holding Company. In the event the charitable foundation is not approved, the Mutual Holding Company may determine to complete the Conversion without the charitable foundation.

      In connection with the Conversion and Reorganization, the INSTITUTION will form a new first-tier subsidiary which will be incorporated under Delaware law as a stock corporation (the "Holding Company"). The Holding Company will in turn form an interim capital stock savings association ("Interim B") as a wholly owned subsidiary. As is described in more detail herein, simultaneously with the conversion of Mutual Holding Company to an interim Federal stock savings bank ("Interim A"), the INSTITUTION, Mutual Holding Company and Holding Company will undergo a reorganization in which Interim A will merge with the INSTITUTION, Interim B will merge with and into the INSTITUTION, the Holding Company will become the parent company of the INSTITUTION and the Holding Company will issue and sell its capital stock pursuant to this Plan (the "Reorganization" and, together with the conversion of Mutual Holding Company to stock form, the "Conversion").

      This Plan, which has been unanimously approved by the Boards of Directors of the Mutual Holding Company and the INSTITUTION, must also be approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Voting Members of the INSTITUTION at a special meeting to be called for that purpose. Prior to the submission of this Plan to the Voting Members for consideration, the Plan must be approved by the Office of Thrift Supervision (the "OTS"). The Plan also must be approved by holders of at least two-thirds of the shares of the INSTITUTION's outstanding common stock ("INSTITUTION Common Stock") eligible to be voted,


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at the special meeting of the INSTITUTION's stockholders ("Public
Stockholders") called for the purpose of submitting the Plan for approval.

2.    DEFINITIONS

      For the purposes of this Plan, the following terms have the following meanings:

      Account Holder - The term Account Holder means any Person holding a Savings Account in the INSTITUTION.

      Acting in Concert - The term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or
(iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

      Actual Purchase Price - The term Actual Purchase Price means the per share price at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

      Affiliate - The term Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.


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      Associate - The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Mutual Holding Company, INSTITUTION or a majority-owned subsidiary of the Mutual Holding Company or INSTITUTION) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 10 and 15 hereof, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the INSTITUTION, the Mutual Holding Company or the Holding Company, or any of their parents or subsidiaries.

      Community Offering - The term Community Offering means the offering for sale to certain members of the general public directly by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering.

      Conversion and Reorganization - The term Conversion and Reorganization shall mean (a) the conversion of the Mutual Holding Company into a stock form interim Federal savings bank ("Interim A") and its simultaneous merger with and into the INSTITUTION, with the INSTITUTION being the surviving institution; (b) the merger of an interim savings association subsidiary of the Holding Company ("Interim B") with and into the


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INSTITUTION, with the INSTITUTION being the surviving institution and becoming a wholly owned subsidiary of the Holding Company; (c) the exchange of shares of INSTITUTION Common Stock (other than those held by the Mutual Holding Company which shall be extinguished) for shares of Holding Company Common Stock; and (d) the issuance of Conversion Stock by the Holding Company in the Offerings as provided in this Plan.

      Conversion Stock - The term Conversion Stock means the $.01 par value common stock offered and issued by the Holding Company in the Offerings pursuant to this Plan.

      Director - The term Director means a member of the Board of Directors of the INSTITUTION and, where applicable, a member of the Board of Directors of the Mutual Holding Company or the Holding Company.

      Eligible Account Holder - The term Eligible Account Holder means any person holding a Qualifying Deposit on the Eligibility Record Date.

      Eligibility Record Date - The term Eligibility Record Date means the date for determining Eligible Account Holders in the INSTITUTION and is December 31, 1994.

      Employees - The term Employees means all Persons who are employed by the Mutual Holding Company or the INSTITUTION, but does not include an Officer or Director.

      Employee Plans - The term Employee Plans means the Tax Qualified Employee Stock Benefit Plans approved by the Board of Directors of the Mutual Holding Company or INSTITUTION, including any plan adopted by the Holding Company.

      Estimated Price Range - The term Estimated Price Range means the range of minimum and maximum aggregate values determined by the Board of Directors of the Mutual Holding Company and the INSTITUTION within which the aggregate amount of Common Stock sold in the Conversion will fall. The Estimated Price Range will be within the


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



estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

      Exchange Ratio - The term Exchange Ratio shall mean the rate at which shares of Holding Company Common Stock will be exchanged for shares of INSTITUTION Common Stock held by the Public Stockholders upon consummation of the Conversion. The exact rate shall be determined by the Mutual Holding Company and the INSTITUTION at the time the Actual Subscription Price is determined and shall equal the rate that will result in the Public Stockholders owning in the aggregate approximately the same percentage of shares of common stock of the Holding Company to be outstanding upon completion of the Conversion as the percentage of INSTITUTION Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion, before giving effect to (a) the payment of cash in lieu of issuing fractional shares of Holding Company Common Stock, (b) any shares of Conversion Stock purchased by Public Stockholders in the Offerings or tax-qualified employee stock benefit plans of the Holding Company or the INSTITUTION thereafter, and (c) the establishment of the charitable foundation.

      Exchange Stock - The term Exchange Stock shall mean Holding Company Common Stock issued to the Public Stockholders in exchange for INSTITUTION Common Stock.

      FDIC - The term FDIC means the Federal Deposit Insurance Corporation.

      Holding Company - The term Holding Company means the Delaware corporation to be organized initially as a first tier, wholly owned subsidiary of the INSTITUTION. Upon completion of the Conversion, the Holding Company shall hold all of the outstanding capital stock of the INSTITUTION.


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      Holding Company Common Stock - The term Holding Company Common Stock means the common stock of the Holding Company, par value $.01 per share.

      Independent Appraiser - The term Independent Appraiser means an appraiser retained by the Mutual Holding Company and the INSTITUTION to prepare an appraisal of the pro forma market value of the Conversion Stock.

      Interim A - shall mean Bayonne Interim Savings Bank, which will be the stock form interim Federal savings bank resulting from the conversion of Bayonne Bankshares, M.H.C. to stock form immediately prior to the merger of Interim B into the INSTITUTION.

      Interim B - shall mean First Interim Bank of New Jersey, which will be formed as a wholly owned stock form interim savings association subsidiary of the Holding Company, which will merge with and into the INSTITUTION immediately after the merger of Interim A into the INSTITUTION.

      Institution - The term INSTITUTION means First Savings Bank of New Jersey, SLA, Bayonne, New Jersey.

      Institution Common Stock - The term Institution Common Stock means the common stock of the INSTITUTION, par value $.10 per share.

      Local Community - The term Local Community means the City of Bayonne in the State of New Jersey.

      Member - The term Member means any Person or entity who qualifies as a member of the Mutual Holding Company pursuant to its charter and bylaws.

      Mutual Holding Company - The term Mutual Holding Company means Bayonne Bankshares, M.H.C.

      NJDB - The term NJDB means the State of New Jersey Department of Banking.


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      Offerings - The term Offerings means the Subscription Offering, the
Community Offering and the Syndicated Community Offering.

      OTS - The term OTS means Office of Thrift Supervision of the Department of the Treasury.

      Officer - The term Officer means an executive officer of the Mutual Holding Company or the INSTITUTION which includes the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Controller and any Person performing functions similar to those performed by the foregoing persons.

      Order Form - The term Order Form means any form together with attached cover letter, sent by the Mutual Holding Company and the INSTITUTION to any Participant or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription and Community Offerings.

      Other Member - The term Other Member means any person who is a Member of the Mutual Holding Company (other than an Eligible Account Holder or Supplemental Eligible Account Holder) at the close of business on the Voting Record Date.

      Participants - The term Participants means the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members.

      Person - The term Person means an individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.


                                      9


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      Plan - The term Plan means this Plan of Conversion and Agreement and Plan of Reorganization as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

      Preferred Subscribers - The term Preferred Subscribers means those members of the general public which are natural persons residing in the INSTITUTION'S Local Community.

      Primary Parties - The term Primary Parties means the Mutual Holding Company, the INSTITUTION and the Holding Company.

      Public Stockholder - The term Public Stockholder shall mean any person who owns INSTITUTION Common Stock, excluding the Mutual Holding Company, as of the Voting Record Date.

      Qualifying Deposit - The term Qualifying Deposit means the balance of each Savings Account of $50 or more in the INSTITUTION at the close of business on the Eligibility Record Date. Savings Accounts with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

      Reorganization - The term Reorganization shall mean the issuance and sale of the Common Stock and the purchase by the Holding Company of all of the capital stock of the INSTITUTION.

      SEC - The term SEC refers to the U.S. Securities and Exchange Commission.

      Savings Account - The term Savings Account has the same meaning as in
Section 561.42 of the Rules and Regulations of the OTS and includes certificates of deposit.

      Special Meeting of Members - The term Special Meeting of Members means the special meeting and any adjournments thereof held to consider and vote upon this Plan.

      Special Meeting of INSTITUTION Stockholders - The term Special Meeting of INSTITUTION Stockholders shall mean the special meeting of INSTITUTION Stockholders, and any adjournments thereof, to be called and held for the purpose of submitting the Plan to the INSTITUTION Stockholders for their approval.

      Subscription Offering - The term Subscription Offering means the offering of Conversion Stock for purchase through Order Forms to Participants.

      Subscription Price - The term Subscription Price means the amount per share of Conversion Stock to be paid initially by Participants in the Subscription Offering and persons in the Community Offering.

      Supplemental Eligibility Record Date - The term Supplemental Eligibility Record Date means the supplemental record date for determining Supplemental Eligible Account Holders of the Mutual Holding Company. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the OTS' approval of the application for conversion.

      Supplemental Eligible Account Holder - The term Supplemental Eligible Account Holder means any person (other than an Eligible Account Holder) holding a Qualifying Deposit, except officers, directors and their associates, as of the Supplemental Eligibility Record Date.

      Syndicated Community Offering - The term Syndicated Community Offering means the offering of Conversion Stock following the Subscription and Community Offerings through a syndicate of broker-dealers.

      Tax-Qualified Employee Stock Benefit Plan - The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, including the INSTITUTION Employee Stock Ownership Plan, stock bonus plan, profit-sharing plan or


                                      11


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other plan, which, with its related trust, meets the requirements to be
"qualified" under Section 401 of the Internal Revenue Code. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

      Voting Members - The term Voting Members means those persons qualifying as voting members of the Mutual Holding Company pursuant to its charter and bylaws.

      Voting Record Date - The term Voting Record Date means the date fixed by the Directors in accordance with OTS regulations and the laws of the State of New Jersey, if applicable, for determining eligibility to vote at the Special Meeting of Members and the Special Meeting of INSTITUTION Stockholders.

3.    GENERAL PROCEDURE FOR CONVERSION AND REORGANIZATION

      (A) CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM INTERIM AND MERGER OF INTERIM INTO THE INSTITUTION. The Mutual Holding Company will convert into a stock form interim Federal savings bank under the name Bayonne Interim Savings Bank ("Interim A") and Interim A will simultaneously merge with and into the INSTITUTION, with the INSTITUTION as the surviving entity ("Mutual Holding Company Merger"). As a result of the Mutual Holding Company Merger, the INSTITUTION Common Stock held by the Mutual Holding Company will be cancelled and Eligible Account Holders and Supplemental Eligible Account Holders will be granted ratable interests in a liquidation account, to be established in accordance with the procedures set forth in this Plan.

      (B) MERGER OF SECOND INTERIM INTO INSTITUTION AND EXCHANGE OF SHARES. Immediately after the conversion of Mutual Holding Company into Interim A and the merger of Interim A with and into the INSTITUTION pursuant to this Section 3, Interim B will merge with and into the INSTITUTION, and the separate existence of Interim B will cease.


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As part of the Reorganization, the shares of the Holding Company Common Stock held by the Bank will be cancelled. The Holding Company's shares of Interim B will be converted, on a one-to-one basis, into shares of INSTITUTION Common Stock, which will result in the INSTITUTION becoming a wholly-owned subsidiary of the Holding Company. The Public Stockholders will exchange their shares of INSTITUTION Common Stock for shares of Holding Company Common Stock based upon the Exchange Ratio. In addition, options to purchase shares of INSTITUTION Common Stock which are outstanding immediately prior to consummation of the Conversion and Reorganization shall be converted to options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. Upon consummation of the Conversion and Reorganization, all of the INSTITUTION Common Stock will be owned by the Holding Company and the Public Stockholders will own the same percentage of the Holding Company Common Stock as the percentage of the INSTITUTION Common Stock owned by them prior to the Conversion and Reorganization, before giving effect to cash paid in lieu of any fractional interests of Common Stock and any shares of Conversion Stock purchased by the Public Stockholders in the Offering or tax-qualified employee stock benefit plans of the Holding Company or INSTITUTION thereafter. The Holding Company will then sell the Conversion Stock in the Offerings in accordance with this Plan.

      Following consummation of the Conversion and Reorganization, voting rights with respect to the INSTITUTION shall be held and exercised exclusively by the Holding Company as holder of the INSTITUTION Common Stock. Voting rights with respect to the


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Holding Company shall be held and exercised exclusively by holders of the
Holding Company Common Stock.

      (C) REGULATORY APPLICATIONS AND NOTICE. After approval of the Plan by the Boards of Directors of the Mutual Holding Company and the INSTITUTION, the Plan shall be submitted together with all other requisite material to the OTS for its approval. Notice of the adoption of the Plan by the Boards of Directors of the Mutual Holding Company and the INSTITUTION and the submission of the Plan to the OTS for its approval will be published in a newspaper having general circulation in each community in which an office of the Mutual Holding Company and the INSTITUTION is located and copies of the Plan will be made available at each office of the Mutual Holding Company and the INSTITUTION for inspection by the Members and INSTITUTION Stockholders. Immediately upon filing of an application for conversion with the OTS, the Mutual Holding Company and the INSTITUTION also will cause to be published a notice of the filing with the OTS of an application to convert in accordance with the provisions of the Plan.

      (D) APPROVAL OF PLAN BY MEMBERS AND INSTITUTION STOCKHOLDERS; THE SPECIAL MEETINGS. Following approval by the OTS, the Plan will be submitted to a vote of the Voting Members of the Mutual Holding Company at the Special Meeting of Members called for that purpose. The INSTITUTION shall file preliminary proxy materials with the OTS and if applicable, the NJDB, in order to seek the approval of the Plan by the INSTITUTION Stockholders. Promptly following clearance of such proxy materials (and of the Application of Conversion) by the OTS and if applicable, the NJDB, this Plan will be submitted to the INSTITUTION Stockholders for their consideration and approval at the Special Meeting of INSTITUTION Stockholders. The Plan must be approved by the holders of at least two-

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thirds of the outstanding INSTITUTION Common Stock.

      Upon approval of the Plan by a majority of the total outstanding votes of the Voting Members, the Mutual Holding Company will take all other necessary steps pursuant to applicable laws and regulations to convert the Mutual Holding Company to stock form. The conversion must be completed within 24 months of the approval of the Plan by the Voting Members, unless a longer time period is permitted by governing laws and regulations.

      The Boards of Directors of the Mutual Holding Company and the INSTITUTION intend to take all necessary steps to establish the charitable foundation and to fund such charitable foundation in the manner set forth in Section 8 hereof, subject to the approval of the Voting Members.

      The Conversion Stock will not be insured by the FDIC. The INSTITUTION will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Conversion Stock.

4.    HOLDING COMPANY APPLICATIONS AND APPROVALS

      The Holding Company shall make timely applications for any requisite regulatory approvals, including an Application on Form H-(e)1 or H-(e)1-S, if available to the Holding Company, to be filed with the OTS and the NJDB, if required, and a Registration Statement on Form S-1 to be filed with the SEC. In addition, an application to merge the Mutual Holding Company (following its conversion into an interim federal stock savings bank) and the INSTITUTION and an application to merge Interim B and the INSTITUTION shall be filed with the OTS, either as exhibits to the Application H-(e)1 or H-(e)1-S, or separately and, if applicable, with the NJDB. Upon completion of the Conversion and Reorganization, the INSTITUTION shall be a wholly-owned subsidiary of the Holding Company.

5.    SALE OF CONVERSION STOCK

      The Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Sections 8 through 11 of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting of Members and must be commenced in time to complete the Conversion within the time period specified in Section 3.

      Any shares of Conversion Stock not subscribed for in the Subscription Offering will be offered for sale in the Community Offering as provided in
Section 12 of this Plan. The Subscription Offering may be commenced prior to the Special Meeting of Members and, in that event, the Community Offering may also be commenced prior to the Special Meeting of Members. The offer and sale of Conversion Stock prior to the Special Meetings of Members and INSTITUTION Stockholders shall, however, be conditioned upon approval of the Plan by the Voting Members.

      If feasible, any shares of Conversion Stock remaining after the Subscription and Community Offerings may be sold in a Syndicated Community Offering, as provided in Section 13 of this Plan in a manner that will achieve the widest distribution of the Conversion Stock as determined by the Primary Parties. The sale of all Conversion Stock subscribed for in the Subscription and Community Offerings will be consummated simultaneously on the

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date the sale of Conversion Stock in the Syndicated Community Offering is
consummated and only if all unsubscribed for Conversion Stock is sold.

      The Primary Parties may elect to offer to pay fees on a per share basis to brokers who assist Persons in determining to purchase shares in the Subscription and Community Offerings.

6.    NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

      The total number of shares (or a range thereof) of Conversion Stock to be issued and offered for sale will be determined by the Boards of Directors of the Primary Parties immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the OTS, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions. The number of shares to be outstanding upon completion of the Conversion may be increased if the Holding Company contributes authorized but unissued shares of Common Stock to the charitable foundation which is proposed to be established by the INSTITUTION and Holding Company in connection with the Conversion. The establishment of the charitable foundation is subject to the approval of the Voting Members, as set forth in Section 8.

      All shares sold in the Conversion will be sold at a uniform price per share referred to in this Plan as the Actual Purchase Price. The aggregate purchase price for all shares of Conversion Stock will not be inconsistent with the estimated consolidated pro forma market value of the Holding Company. The Primary Parties shall cause the Independent Appraiser to

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prepare a pro forma valuation of the aggregate market value of the Common Stock and of the aggregate market value of the Conversion Stock. The valuation shall be prepared in accordance with Section 563b.7 of the Conversion Regulations. Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the purchase price per share may be increased or decreased by the Primary Parties. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Primary Parties shall establish, with the approval of the OTS, if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions.

      Based upon the independent valuation as updated prior to the commencement of the Subscription and Community Offerings, the Boards of Directors of the Primary Parties will fix the Subscription Price and the range of the number of shares to be offered. If upon completion of the Subscription and Community Offerings all of the Conversion Stock is subscribed for, or if because of a limited number of unsubscribed shares or otherwise a Syndicated Community Offering cannot be effected, the total number of shares of Conversion Stock to be issued and sold will be determined by the Primary Parties as follows: (a) the estimated aggregate pro forma market value of the Holding Company, immediately after conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon completion of the Subscription and Community Offerings or other sale of all of the Conversion Stock shall be divided by (b) the Actual Purchase Price.

      If there is a Syndicated Community Offering of shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Conversion Stock is sold in such Syndicated Community Offering shall be the Subscription Price.

      Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Primary Parties and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors including those which would be involved in a change in the maximum subscription price, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Primary Parties may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, extend the Conversion, establish a new Subscription Price Range and/or Estimated Price Range, extend, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering or take such other action as the OTS may permit.

      The Conversion Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.    RETENTION OF PROCEEDS BY THE HOLDING COMPANY

      The Holding Company will apply to the OTS to retain up to 50% of the proceeds of the Conversion. The Mutual Holding Company and the INSTITUTION believe that the Conversion proceeds will provide economic strength to the Holding Company and the INSTITUTION for the future in a highly competitive and regulated environment and would facilitate expansion through acquisitions, diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Holding Company Common Stock as permitted by the OTS.

8.    ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

      As part of the Conversion and Reorganization, the Holding Company and the INSTITUTION intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code ( the "Foundation") and to donate to the Foundation up to 9.9% of the number of shares of common stock sold in the Conversion. The Foundation is being formed in connection with the Conversion in order to complement the INSTITUTION's existing community reinvestment activities and to share with the INSTITUTION's local community a part of the INSTITUTION's financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Common Stock of the Holding Company accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the INSTITUTION over the long-term.

      The Foundation will be dedicated to the promotion of charitable purposes within the City of Bayonne, New Jersey and its neighboring communities, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year. In order to serve the purposes for which it was formed and maintain its 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

       The board of directors of the Foundation will be responsible for establishing the polices of the Foundation with respect to grants or donation, consistent with the stated purposes of the Foundation.

      The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the Voting Members by an affirmative vote of a majority of the votes eligible to be cast by Voting Members in person or by proxy at the Special Meeting. In the event that the Mutual Holding Company's Members approve this Plan, but not the charitable foundation, the Mutual Holding Company may determine to complete the Conversion without the establishment of the Foundation and may do so without amending this Plan or obtaining any further vote of the Mutual Holding Company Members. Failure of the Voting Members to approve the Foundation may materially affect the pro forma market value of the Mutual Holding Company and the INSTITUTION. In such an event, the Mutual Holding Company and the INSTITUTION may establish a new Estimated Price Range and commence a resolicitation of subscribers. For comparison purposes, Voting Members will be provided with a projection of the pro forma market value of the Conversion Stock, an Estimated Price Range and certain selected pro forma financial data that would result if the Conversion were consummated without establishment of the charitable foundation.

9.    SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS

      (FIRST PRIORITY)

      A. Each Eligible Account Holder shall receive, as first priority and without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 13, currently is $200,000 of the Conversion Stock offered, but which may be increased to five percent (5%) of the total offering of shares of Conversion Stock offered without the further approval of members; one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock; or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

      B. In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holders. Any shares remaining after that allocation will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each remaining Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all remaining Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

      C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

10.   SUBSCRIPTION RIGHTS OF THE EMPLOYEE PLANS (SECOND PRIORITY)

      The Employee Plans shall receive, without payment, as a second priority after the filling of subscriptions of Eligible Account Holders, nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Conversion Stock requested by such Plan, subject to the purchase limitations set forth in Section 15. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares is not available to fill the subscriptions by such plan, the subscription by such plan shall be filled to the maximum extent possible, provided however that in the event of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%, the additional shares shall be sold to the Employee Plans, subject to the purchase limitations set forth in Section 15.

      The Employee Plans shall not be deemed to be an associate or affiliate of or Person Acting in Concert with any Director or Officer of the Holding Company or the INSTITUTION.

11.   SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
      PRIORITY)

      A. Each Supplemental Eligible Account Holder shall receive, as third priority and without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 13, currently is $200,000 of the Conversion Stock offered, but which may be increased to five percent (5%) of the total offering of shares of Conversion Stock offered, without the further approval of members or resolicitation of subscribers; one-tenth of one percent (.10%) of the total offering of Conversion Stock; or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders in the INSTITUTION on the Supplemental Eligibility Record Date, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

      B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each remaining Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

      C. Subscription rights received by an Eligible Account Holder pursuant to
Section 9 shall be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder pursuant to this Section 11.

12.   SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

      A. Each Other Member shall receive, without payment, as a fourth priority after the filling of subscriptions of the Eligible Account Holders, the Employee Plans, and the Supplemental Eligible Account Holders, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount, pursuant to Section 13, currently is $200,000 of the Conversion Stock offered, but which may be increased to five percent (5%) of the total offering of share of Conversion Stock offered without the further approval of members; or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

      B. In the event that Other Members exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

13.   COMMUNITY OFFERING (FIFTH PRIORITY)

      If less than the total number of shares of Conversion Stock to be subscribed for in the Conversion are sold in the Subscription Offering, it is expected that shares remaining unsubscribed for will be made available for purchase in the Community Offering to certain members of the general public, with a first preference given to the Public Stockholders and a second preference to natural persons whose primary residence is in the INSTITUTION's Local Community (such natural persons are hereinafter referred to as "Preferred Subscribers"), which may subscribe together with any Associate or group of persons Acting in Concert for up to $200,000 of the Conversion Stock offered, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; provided, however, that the amount permitted to be purchased in the Community Offering may be increased to five percent (5%) of the total offering of shares of Conversion Stock offered without the further approval of members. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. The Primary Parties shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of

Conversion Stock. The Primary Parties reserves the right to reject any or all orders, in whole or in part, which are received in the Community Offering.

       If the Public Stockholders in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among the Public Stockholders in the manner which permits each such person to the extent possible, to purchase the number of shares necessary to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by such persons with preference given to Public Stockholders. Thereafter, unallocated shares will be allocated among the Public Stockholders whose subscriptions remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. To the extent that there are shares remaining after all subscriptions by Public Stockholders, any remaining shares will be allocated among Preferred Subscribers using the foregoing allocation as applied to Public Stockholders. The Primary Parties may establish all other terms and conditions of such offer. It is expected that the Community Offering will commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

14.   SYNDICATED COMMUNITY OFFERING

      If feasible, all shares of Conversion Stock not subscribed for in the Subscription and Community Offerings may be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Primary Parties in a manner that will achieve the widest distribution of the Conversion Stock subject to the right of the Primary Parties to accept or reject in whole or in part all subscriptions in the Syndicated

Community Offering. In the Syndicated Community Offering, any person together with any Associate or group of persons Acting in Concert may purchase up to $200,000 of the Conversion Stock offered subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; provided, however, that this amount may be increased to five percent (5%) of the total offering of shares of Conversion Stock offered without the further approval of members. The shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 13 shall be counted toward meeting the maximum percentage of shares permitted to be purchased pursuant to this Section. Provided that the Subscription Offering has commenced, the Primary Parties may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

      Alternatively, if a Syndicated Community Offering is not held, the Primary Parties shall have the right to sell any shares of Conversion Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 15 hereof shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters, the Primary Parties, which will in no event exceed an amount deemed to be acceptable by the OTS.

      If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Conversion Stock not sold in the Subscription and Community Offerings can not be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community Offering or an underwritten firm commitment public offering, other purchase arrangements will be made for the sale of unsubscribed shares by the Primary Parties, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

15.   LIMITATION ON PURCHASES

      In addition to the maximum amount of Conversion Stock that may be subscribed for as set forth in Sections 9, 11, 12 and 13 the following limitations shall apply to all purchases of shares of Conversion Stock:

      A. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any Person or Participant together with any Associate or group or persons Acting in Concert when combined with any Exchange Stock received shall not exceed 3.0% of the Conversion Stock offered, except for the Employee Plans which may subscribe for up to 10% of the Conversion Stock issued in addition to any Exchange Stock to which it may be entitled and except for certain Eligible

Account Holders and Supplemental Eligible Account Holders which may subscribe for or purchase shares in accordance with Sections 9 and 11 herein.

      B. The maximum number of shares of Conversion Stock which may be purchased in all categories in the Conversion by Officers and Directors of the INSTITUTION and their Associates in the aggregate when combined with any Exchange Stock received shall not exceed 25.0% of the total number of shares of Conversion Stock issued.

      C. A minimum of 25 shares of Conversion Stock must be purchased by each Person purchasing shares in the Conversion to the extent those shares are available; provided, however, that in the event the minimum number of shares of Conversion Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares of Conversion Stock which when multiplied by the price per share shall not exceed $500, as determined by the Boards of Directors of the Primary Parties.

      If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 9 through 15, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

      Depending upon market or financial conditions, the Boards of Directors of the Primary Parties, without further approval of the Members, may decrease or increase the maximum purchase limitation in this Plan, provided that the maximum purchase limitation may not be decreased below 1% or increased to a percentage in excess of 5%. Notwithstanding the foregoing, the maximum purchase limitation may be increased up to 9.99% provided that orders for Conversion Stock exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. If the Primary Parties increase the maximum purchase limitations, the Primary Parties are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Primary Parties resolicit certain other large subscribers.

      In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum") the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum according to Section 9; (iii) in the event there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum according to Section 11; (iv) in the event that there is an oversubscription at the Other Member level, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum in accordance with Section 12; and (v) to fill unfulfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum in accordance with Section 13.

      For purposes of this Section 15, the Boards of Directors of the Primary Parties shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Primary Parties.

      Notwithstanding anything to the contrary contained in this Plan, the Public Stockholders will not have to sell any Holding Company Common Stock or be limited in receiving Exchange Stock even if their ownership of INSTITUTION Common Stock when converted into Exchange Stock pursuant to the Conversion would exceed an applicable purchase limitation.

      Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

      For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of common stock of the Holding Company except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the Holding Company the exercise of any options pursuant to a stock option plan or purchases of common stock of the Holding Company made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Primary Parties (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

16.   PAYMENT FOR CONVERSION STOCK

      All payments for Conversion Stock subscribed for in the Subscription, Community and Syndicated Community Offerings must be delivered in full to the INSTITUTION, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Primary Parties; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Conversion, provided that, in the case of the employee stock ownership plan ("ESOP") there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment from the Holding Company or an unrelated financial institution to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. The INSTITUTION may make scheduled discretionary contributions to an Employee Plan provided such contributions do not cause the INSTITUTION to fail to meet its regulatory capital requirement.

      Notwithstanding the foregoing, the Primary Parties shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering and to thereafter submit payment for the Conversion Stock for which they are subscribing in the Community Offering at any time prior to 48 hours before the completion of the Conversion, unless such 48 hour period is waived by the Primary Parties, in their sole discretion.

      Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the INSTITUTION on the Order Form to make a withdrawal from the subscriber's Savings Account at the INSTITUTION in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be cancelled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Savings Account but may not be used by the subscriber until the Conversion Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Subscription and Community Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the INSTITUTION at not less than the passbook annual rate on payments for Conversion Stock received in cash or by check or money order. Such interest will be paid from the date payment is received by the INSTITUTION until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription,

Community and Syndicated Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts, refunds will be made by cancelling the authorization for withdrawal. The INSTITUTION is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Conversion, and therefore, will not do so.

17.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

      As soon as practicable after the Prospectus prepared by the Primary Parties has been declared effective by the OTS and the SEC Order Forms will be distributed to all Eligible Account Holders, the Employee Plans, the Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the INSTITUTION for the purpose of subscribing to shares of Conversion Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering. Notwithstanding the foregoing, the Primary Parties may elect to send Order Forms only to those Persons who request them after such notice as is approved by the OTS and is adequate to apprise all Eligible Account Holders, the Employee Plans, Supplemental Eligible Account Holders and Other Members of the pendency of the Subscription Offering has been given. Such notice may be included with the proxy statement for the Special Meeting of Members and may also be included in a notice of the pendency of the Conversion and the Special Meeting of Members sent to all Eligible Account Holders and Supplemental Eligible Account Holders in accordance with regulations of the OTS.

      Each Order Form will be preceded or accompanied by the Prospectus describing the Primary Parties, the Conversion Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

      A. A specified date by which all Order Forms must be received by the Primary Parties, which date shall be not less than twenty (20), nor more than forty-five (45) days, following the date on which the Order Forms are mailed by the Primary Parties, and which date will constitute the termination of the Subscription Offering;

      B. The Subscription Price per share for shares of Conversion Stock to be sold in the Subscription and Community Offerings;

      C. A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

      D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

      E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus or Offering Circular, as the case may be, prior to execution of the Order Form;

      F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the INSTITUTION withdraw said amount from the subscriber's Savings Account at the INSTITUTION) to the INSTITUTION;

      G. A statement to the effect that the executed Order Form, once received by the INSTITUTION, may not be modified or amended by the subscriber without the consent of the INSTITUTION; and

      H. A statement with respect to the residence of the subscriber.

      Notwithstanding the above, the Primary Parties will not accept orders received on photocopied or facsimilied order forms.

18.   UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

      In the event Order Forms (a) are not delivered and are returned to the Primary Parties by the United States Postal Service or the Primary Parties is unable to locate the addressee, (b) are not received back by the Primary Parties or are received by the Primary Parties after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the Conversion for the shares of Conversion Stock subscribed for (including cases in which savings accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon; provided, however, that the Primary Parties may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Primary Parties may specify. The interpretation of the Primary Parties of terms and conditions of the Plan and of the Order Forms will be final, subject to the authority of the OTS.

19.   RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

      A. All shares of Conversion Stock purchased by Directors or Officers of the Primary Parties in the Conversion shall be subject to the restriction that, except as provided in Section 19B, below, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one (l) year following the date of purchase.

      B. The restriction on disposition of shares of Conversion Stock set forth in Section 19A above shall not apply to the following:

            (i) Any exchange of such shares in connection with a merger or acquisition involving the INSTITUTION or the Holding Company, as the case may be, which has been approved by the OTS; and

            (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan; and

            (iii) Any Exchange Stock received by any Officers or Directors.

      C. With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

            (i) Each certificate representing shares restricted within the meaning of Section 19A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

            (ii) Instructions shall be issued to the stock transfer agent for the INSTITUTION or the Holding Company, as the case may be, not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

            (iii) Any shares of capital stock of the INSTITUTION or the Holding Company, as the case may be, issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Conversion Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

20.   VOTING RIGHTS OF STOCKHOLDERS

      Following consummation of the Conversion and the Reorganization, the holders of the capital stock of the INSTITUTION shall have the exclusive voting rights with respect to the INSTITUTION as specified in its charter. The holders of the common stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

21.   ESTABLISHMENT OF LIQUIDATION ACCOUNT

      The INSTITUTION shall establish at the time of conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to conversion ("Liquidation Account"). The liquidation account will be maintained by the INSTITUTION for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Savings Accounts at the INSTITUTION. Each Eligible

Account Holder and Supplemental Eligible Account Holder shall, with respect to his Savings Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Savings Account balance at the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as hereinafter provided.

      The initial Liquidation Account balance shall be equal to the amount of the dividends with respect to the INSTITUTION Common Stock waived by the Mutual Holding Company plus the greater of (1) the Bank's net worth as of the latest statement of financial condition contained in the final offering circular utilized in the reorganization of the INSTITUTION into mutual holding company form, or (2) 54.2% of the INSTITUTION's total stockholders' equity as reflected in its latest statement of financial condition contained in the final offering circular utilized in the Conversion and Reorganization. In the unlikely event of a complete liquidation of the INSTITUTION (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Savings Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Savings Account then held, before any liquidation distribution may be made to any holders of the INSTITUTION's capital stock. No merger, consolidation, bulk purchase of assets with assumption of Savings Accounts and other liabilities, or similar transactions with an FDIC-issued institution, in which the INSTITUTION is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

      The initial subaccount balance for a Savings Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's and/or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the INSTITUTION. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below. For Savings Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Savings Account on such record dates. Such initial subaccount balances shall not be increased but shall be subject to downward adjustment as described below.

      If, at the close of business on any annual closing date, commencing on or after the Eligibility Record Date and the Supplemental Eligibility Record Date, the deposit balance in the Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Savings Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Savings Account, the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount shall be reduced to zero.

      The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the INSTITUTION.

22.   TRANSFER OF SAVINGS ACCOUNTS AND CONTINUITY OF THE INSTITUTION

      Upon the Conversion and Reorganization, each Savings Account Holder having a Savings Account at the INSTITUTION prior to the Conversion and Reorganization will continue to have a Savings Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion and Reorganization.

      After the Conversion and Reorganization, the INSTITUTION will succeed to all the rights, interests, duties and obligations of the INSTITUTION before the Conversion and Reorganization, including but not limited to all rights and interests of the INSTITUTION in and to its assets and properties, whether real, personal or mixed. The INSTITUTION will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the FDIC to the extent provided by applicable law.

23.   RESTRICTIONS ON ACQUISITION OF THE INSTITUTION AND HOLDING COMPANY

      A. In accordance with OTS regulations, for a period of not less than three years from the date of consummation of the Conversion, no Person, other than the Holding Company shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the INSTITUTION without the prior written consent of the OTS.

      B. 1. The charter of the INSTITUTION contains a provision stipulating that no person, except the Holding Company shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the INSTITUTION, without the prior written approval of the applicable federal or state regulatory agency. In addition, such charter may also provide that shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of directors.

      B. 2. The Certificate of Incorporation of the Holding Company will contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company will provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

      C.    For the purposes of this Section 23:

            (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution;

            (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

            (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

            (iv) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. ss. 78c(a)(10).

24.   PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

      The INSTITUTION shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account or (ii) the federal regulatory capital requirement set forth in Section 567.2 of the Rules and Regulations of the OTS. Otherwise, the INSTITUTION may declare dividends, make capital distributions or repurchase its capital stock in accordance with applicable law and regulations.

25.   AMENDMENT OF PLAN

      If deemed necessary or desirable, the Plan may be substantively amended at any time prior to solicitation of proxies from Members and Stockholders to vote on the Plan by a two-thirds vote of the Boards of Directors of the Primary Parties, and at any time thereafter by such vote of such Boards of Directors with the concurrence of the OTS. Any amendment to the Plan made after approval by the Members and INSTITUTION Stockholders with the approval of the OTS shall not necessitate further approval by the Members and INSTITUTION Stockholders unless otherwise required by the OTS. The Plan may be terminated by majority vote of the Boards of Directors of the Primary Parties at any time prior to the Special Meeting of Members or the Special Meeting of Stockholders to vote on the Plan, and at any time thereafter with the concurrence of the OTS.

      By adoption of the Plan, the Members of the Mutual Holding Company and the INSTITUTION Stockholders authorize the Boards of Directors of the Primary Parties to amend or terminate the Plan under the circumstances set forth in this Section.

26.   EFFECTIVE DATE

      The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the Mutual Holding Company Merger,
(ii) the filing of Articles of Combination with the OTS and NJDB with respect to the INSTITUTION Merger and (iii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Combination relating to the Mutual Holding Company Merger and the INSTITUTION Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the Mutual Holding Company Merger, the INSTITUTION Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

27.   REGISTRATION AND MARKETING

      Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the INSTITUTION or any holding company of the INSTITUTION. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the NASDAQ system.

28.   RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

      The Primary Parties will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which both of the following apply: A. a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; and B. the issuance of subscription rights or the offer or sale of shares of Conversion Stock to such Persons would require the INSTITUTION or the Holding Company, as the case may be, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state and such registration or qualification would be impracticable for reasons of cost or otherwise.

29.   EXPENSES

      The Primary Parties shall use their best efforts to assure that expenses incurred by them in connection with the Conversion and Reorganization shall be reasonable.

30.   CONDITIONS TO CONVERSION

      The Conversion of the Mutual Holding Company pursuant to this Plan is expressly conditioned upon the following:

      (a) Prior receipt by the Primary Parties of rulings of the United States Internal Revenue Service and the State of New Jersey taxing authorities, or opinions of counsel, substantially to the effect that the Conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders or to the Primary Parties before or after the Conversion;

      (b) The sale of all of the Conversion Stock offered in the Conversion; and

      (c) The completion of the Conversion within the time period specified in
Section 3 of this Plan.

31.   INTERPRETATION

      All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

                                                                  ANNEX A

                                PLAN OF MERGER

      Plan of Merger, dated as of __________, 1997 between Bayonne Bankshares, M.H.C. (the "Mutual Holding Company"), a federally-chartered mutual holding company, and First Federal Savings Bank of New Jersey, SLA (the "Bank" or the "Surviving Corporation"), a New Jersey-chartered savings association.

                                  WITNESSETH:

      WHEREAS, the Mutual Holding Company and the Bank have adopted a Plan of Conversion of the Mutual Holding Company and Agreement and Plan of Reorganization between a Delaware stock corporation to be organized by the Bank (the "Holding Company") and the Bank (the "Plan of Conversion"), pursuant to which (i) the Mutual Holding Company will convert to a federally-chartered interim stock savings bank and simultaneously merge with and into the Bank, (ii) the Bank and a newly-formed interim savings association will merge, pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company (the "Reorganization"), and (iii) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion and Agreement and Plan of Reorganization ("Plan of Conversion"); and

      WHEREAS, the Mutual Holding Company, which owns 54.2% of the outstanding common stock of the Bank, par value $.10 per share ("Institution Common Stock"), will convert to a federally-chartered interim stock savings bank pursuant to the Plan of Conversion and merge with and into the Bank pursuant to this Plan of Merger (the "Mutual Holding Company Merger"), pursuant to which, among other things, all interests of members in the Mutual Holding Company and all shares of Institution Common Stock held by the Mutual Holding Company will be cancelled; and

      WHEREAS, the Mutual Holding Company and the Bank (the "Constituent Corporations") desire to provide for the terms and conditions of the Mutual Holding Company merger;

      NOW, THEREFORE, the Mutual Holding Company and the Bank hereby agree as follows:

      1. EFFECTIVE DATE. The Mutual Holding Company Merger shall become effective on the date specified in the endorsement of the Articles of Combination relating to the Mutual Holding Company Merger by the Secretary of the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R. ss.552.13(k), or any successor thereto (the "Effective Date").

      2. THE MUTUAL HOLDING COMPANY MERGER AND EFFECT THEREOF. Subject to the terms and conditions set forth herein and the prior approval of the OTS of the Conversion and Reorganization, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, the Mutual Holding Company shall convert from the mutual form to a federal interim stock savings bank and simultaneously merge with and into the Bank, which shall be the Surviving Corporation. Upon consummation of the Mutual Holding Company Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Constituent Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Mutual Holding Company Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Mutual Holding Company Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Mutual Holding Company Merger had not occurred.

      3. CANCELLATION OF INSTITUTION COMMON STOCK HELD BY THE MUTUAL HOLDING COMPANY AND MEMBER INTERESTS; LIQUIDATION ACCOUNT.

      (a) On the Effective Date: (i) each share of Institution Common Stock issued and outstanding immediately prior to the Effective Date and held by the Mutual Holding Company shall, by virtue of the Mutual Holding Company merger and without any action on the part of the holder thereof, be cancelled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company's conversion from mutual to stock form (the "Members") shall, by virtue of the Mutual Holding Company Merger and without any action on the part of the holder thereof, be cancelled, and (iii) the Bank shall establish a liquidation account on behalf of each depositor member of the Mutual Holding Company, as defined in the Plan of Conversion, in accordance with Section 21 of the Plan of Conversion.

      (b) At or after the Effective Date and prior to the Bank Merger, each certificate or certificates theretofore, evidencing issued and outstanding shares of Institution Common Stock, other than any such certificate or certificates held by the Mutual Holding Company, which shall be cancelled, shall continue to represent issued and outstanding shares of Institution Common Stock.

      4. DISSENTING SHARES. No Member of the Mutual Holding Company and, subject to the laws of the State of New Jersey or any successor thereto, no holder of shares of Institution Common Stock shall have any dissenter or appraisal rights in connection with the Mutual Holding Company Merger.

      5. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be "First Savings Bank of New Jersey, SLA."

      6. DIRECTORS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be seven. The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below. Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.

                      Name                                    Term Expires
-------------------------------------------------       ------------------------
Patrick D. Conaghan                                               1999
Fredrick G. Whelply                                               1999
Sam P. Lamparello                                                 1997
James F. Sisk                                                     1997
Patrick F. X. Nilan                                               1998
Joseph L. Wisniewski                                              1998
Michael Nilan                                                     1997



      The address of each such director is c/o 568 Broadway, Bayonne, New Jersey 07002.

      7. OFFICERS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Bank immediately prior to the Effective Date shall be the officers of the Surviving Corporation.

      8. OFFICES. Upon the Effective Date, all offices of the Bank shall be offices of the Surviving Corporation. As of the Effective Date, the home office of the Surviving Corporation shall remain at 568 Broadway, Bayonne, New Jersey and the location of the other deposit-taking offices of the Surviving Corporation shall be as set forth in Exhibit 1 hereto, except for the addition of deposit-taking offices authorized or the deletion of deposit-taking offices closed subsequent to the date hereof and the Effective Date.

      9. CHARTER AND BYLAWS. On and after the Effective Date, the Charter of the Bank as in effect immediately prior to the Effective Date shall be the Charter of the Surviving Corporation until amended in accordance with the terms thereof and applicable law, except that the Charter be amended to provide for the establishment of a liquidation account in accordance with applicable law and regulation.

      On and after the Effective Date, the Bylaws of the Bank as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

      10. STOCKHOLDER AND MEMBER APPROVALS. The affirmative votes of the holders of Institution Common Stock set forth in Section 3 of the Plan of Conversion and the Members set forth in Section 3 of the Plan of Conversion shall be required to approve the Plan of Conversion and Agreement and Plan of Reorganization, of which this Plan of Merger is a part, on behalf of the Bank and the Mutual Holding Company, respectively.

      11. ABANDONMENT OF PLAN. This Plan of Merger may be abandoned by either the Mutual Holding Company or the Bank at any time before the Effective Date in the manner set forth in Section 25 of the Plan of Conversion.

      12. AMENDMENTS. This Plan of Merger may be amended in the manner set forth in Section 25 of the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

      13. SUCCESSORS. This Agreement shall be binding on the successors of the Mutual Holding Company and the Bank.

      14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States of America.

      IN WITNESS WHEREOF, the Mutual Holding Company and the Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

                                          BAYONNE BANKSHARES, M.H.C.

Attest:

____________________________              By:   _____________________________
Thomas M. Coughlin                              Patrick F.X. Nilan
Corporate Secretary                             President and Chief Executive
                                                Officer


                                          FIRST SAVINGS BANK OF NEW
                                          JERSEY, SLA

Attest:

____________________________              By:   _____________________________
Thomas M. Coughlin                              Patrick F.X. Nilan
Corporate Secretary                             President and Chief Executive
                                                Officer

                                                                  ANNEX B

                            PLAN OF REORGANIZATION

      Plan of Reorganization, dated as of _____________, 1997, among First Savings Bank of New Jersey, SLA (the "Bank" or the "Surviving Bank"), a New Jersey-chartered savings association, Bayonne Bancshares, Inc., a Delaware stock corporation organized by the Bank (the "Holding Company"), and First Interim Savings Bank of New Jersey ("Interim B"), a to-be formed interim savings association.

                                  WITNESSETH:

      WHEREAS, the Bank has organized the Holding Company as a first-tier, wholly owned subsidiary for the purpose of becoming the stock holding company of the Bank upon completion of the Conversion and Reorganization, as defined in the Plan of Conversion and Agreement and Plan of Reorganization of Bayonne Bankshares, M.H.C. (the "Mutual Holding Company") and the Bank (the "Plan of Conversion"); and

      WHEREAS, the Mutual Holding Company, a federally-chartered mutual holding company which owns 54.2% of the common stock of the Bank, par value $.10 per share ("Institution Common Stock), will convert to a federally-chartered interim stock savings bank and simultaneously merge with and into the Bank pursuant to the Plan of Conversion and the Plan of Merger included as Annex A thereto (the "Mutual Holding Company Merger"), pursuant to which all shares of Institution Common Stock held by the Mutual Holding Company will be cancelled; and

      WHEREAS, the formation of a stock holding company by the Bank will be facilitated by causing the Holding Company to become the sole stockholder of a newly-formed interim stock savings association ("Interim B") and then merge Interim B with and into the Bank (the "Reorganization"), pursuant to which the Bank, will become a wholly-owned subsidiary of the Holding Company and, in connection therewith, all outstanding shares of Institution Common Stock will be converted automatically into and become shares of common stock of the Holding Company, par value $.01 per share ('Holding Company Common Stock"); and

      WHEREAS, Interim B is being organized by the officers of the Bank as an interim stock savings bank with the Holding Company as its sole stockholder in order to effect the Reorganization; and

      WHEREAS, the Bank and Interim B (the "Constituent Banks") and the Holding Company desire to provide for the terms and conditions of the Reorganization.

      NOW, THEREFORE, the Bank, Interim B and the Holding Company hereby agree as follows:

      1. EFFECTIVE DATE. The Reorganization shall become effective on the date specified in the endorsement of the articles of combination relating to the Reorganization by the Office of Thrift Supervision ("OTS") and the New Jersey Department of Banking ("NJDB") ("Effective Date").

      2. THE MERGER AND EFFECT THEREOF. Subject to the terms and conditions set forth herein and the prior approval of the OTS and, if applicable, the NJDB of the Conversion and the Reorganization, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, Interim B shall merge with and into the Bank, which shall be the Surviving Bank. Upon consummation of the Reorganization, the Surviving Bank shall be considered the same business and corporate entity as each of the Constituent Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been (originally acquired, incurred or entered into by the Surviving Bank. In addition any reference to either of the Constituent Banks in any contract, will or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Savings Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding of which either of the Constituent Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Reorganization, but may be prosecuted to final judgment, order or decree in the same manner as if the Reorganization had not occurred or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Banks if the Reorganization had not occurred.

      3.    CONVERSION OF STOCK.

      (a) On the Effective Date, (i) each share of Institution Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into the right to receive Holding Company Common Stock based on the Exchange Ratio, as defined in the Plan of Conversion plus the right to receive cash in lieu of any fractional share interest, as determined in accordance with
Section 3(c) hereof, (ii) each share of common stock, par value $.01 per share, of Interim B ("Interim B Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into one share of Institution Common Stock, and (ii) each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be cancelled. By voting in favor of this Plan of Reorganization, the Holding Company, as the sole stockholder of Interim B, shall have agreed (i) to issue shares of Holding Company Common Stock in accordance with the terms hereof and
(ii) to cancel all



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



previously issued and outstanding shares of Holding Company Common Stock upon the effectiveness of the Reorganization.

      (b) On and after the Effective Date, there shall be no registrations of transfers on the stock transfer books of Interim B or the Bank of shares of Interim B Common Stock or Institution Common Stock which were outstanding immediately prior to the Effective Date.

      (c) Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock shall be issued to holders of Institution Common Stock. In lieu thereof, the holder of shares of Institution Common Stock entitled to a fraction of a share of Holding Company Common Stock shall, at the time of surrender of the certificate or certificates representing such holder shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Holding Company Common Stock by the Actual Purchase Price, as defined in the Plan of Conversion. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      4.    EXCHANGE OF SHARES.

      (a) At or after the Effective Date, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Institution Common Stock, upon surrender of the same to an agent, duly appointed by the Holding Company ("Exchange Agent"), shall be entitled to receive in exchange therefor certificate or certificates representing the number full shares of Holding Company Common Stock for which the shares of Institution Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3(a) hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Date evidenced shares of Institution Common Stock, and which is to be exchanged for Holding Company Common Stock as provided in Section 3(a) hereof, a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent advising such holder of the terms of the exchange effected by the Reorganization and of the procedure for surrendering to the Exchange Agent such certificate in exchange for certificate or certificates evidencing Holding Company Common Stock.

      (b) No holder of a certificate theretofore represent shares of Institution Common Stock shall be entitled to receive any dividends in respect of the Holding Company Common Stock into which such shares shall have been converted by virtue of the Bank Merger until the certificate representing such shares of Institution Common Stock is surrendered in exchange for certificates representing shares of Holding Company Common Stock. In the event that dividends are declared and paid by the Holding Company in respect of Holding Company Common Stock after the Effective Date but prior to surrender of certificates representing shares of Institution Common Stock, dividends payable in respect of shares of Holding Company Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Institution Common Stock. The Holding Company shall be entitled, after the Effective Date, to treat certificates representing shares of Institution Common Stock as evidencing ownership of the number of full shares of Holding Company Common Stock into which the shares of Institution Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

      (c) The Holding Company shall not be obligated to deliver a certificate or certificates representing shares of Holding Company Common Stock to which a holder of Institution Common Stock would otherwise be entitled as a result of the Reorganization until such holder surrenders the certificate or certificates representing the shares of Institution Common Stock for exchange as provided in this Section 4, or, in default thereof, an appropriate Affidavit of Loss and Index Agreement and/or a bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Holding Company Common Stock is to be issued in a name other than that in which the Certificate evidencing Institution Common Stock surrendered in exchanged therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Holding Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) If, between the date hereof and the Effective Date, the shares of Institution Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio specified in Section 3(a) hereof shall be adjusted accordingly.

      5. DISSENTING SHARES. Subject to the provisions of the New Jersey Banking Code, or any successor thereto, no holder of shares of Institution Common Stock shall have any dissenter or appraisal rights in connection with the Reorganization.

      6. NAME OF SURVIVING BANK. The name of the Surviving Bank shall be "First Savings Bank of New Jersey, SLA."

      7. DIRECTORS OF THE SURVIVING BANK. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Bank and applicable law, the number of directors of the Surviving Bank shall be seven. The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Bank are set forth below. Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Bank in the year set forth after his respective name, and until a successor is elected and qualified.

      Name                                      Term Expires
      ----                                      ------------
Patrick D. Conaghan                                   1999
Fredrick G. Whelply                                   1999
Sam P. Lamparello                                     1997
James F. Sisk                                         1997
Patrick F. X. Nilan                                   1998
Joseph L. Wisniewski                                  1998
Michael Nilan                                         1997

      The address of each such director is c/o First Savings Bank of New Jersey, SLA, 568 Broadway, Bayonne, New Jersey.

      8. OFFICERS OF THE SURVIVING BANK. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Bank and applicable law, the officers of the Bank immediately prior to the Effective Date shall be the officers of the Surviving Bank.

      9. OFFICES. Upon the Effective Date, all offices of the Bank shall be offices of the Surviving Bank. As of the Effective Date, the home office of the Surviving Bank shall remain at 568 Broadway, Bayonne, New Jersey and the location of the other deposit-taking offices of the Surviving Bank shall be as set forth in Exhibit 1 hereto.

      10. CHARTER AND BYLAWS. On and after the Effective Date, the Charter and Bylaws of the Bank as in effect immediately prior to the Effective Date shall be the Charter and Bylaws of the Surviving Bank until amended in accordance with the terms thereof and applicable law.

      11. SAVINGS ACCOUNTS. Upon the Effective Date, any savings accounts of Interim, without reissue, shall be and become savings accounts of the Surviving Bank without change in their respective terms, including, without limitation, maturity minimum required balances or withdrawal value.

      12. STOCK COMPENSATION PLANS. By voting in favor of this Agreement, the Holding Company shall have approved adoption of the existing 1995 Stock Option Plan and 1995 Recognition and Retention Plan (collectively the "Plans") as plans of the Holding Company and shall have agreed to issue Holding Company Common Stock in lieu of Institution Common Stock pursuant to the terms of such Plans. As of the Effective Date, rights outstanding under the Plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock equal to the number of shares of Institution Common Stack that were available thereunder immediately prior to the Effective Date times the Exchange Ratio, as defined in the plan of conversion, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in any other term or condition of such right. The Holding Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Holding Company without adverse effect upon the rights outstanding thereunder.

      13. STOCKHOLDER APPROVAL. The affirmative votes of the holders of Institution Common Stock set forth in Section 3 of the Plan of Conversion shall be required to approve the Plan of Conversion and Agreement and Plan of Reorganization, of which this Plan of Reorganization is a part, on behalf of the Bank. The approval of the Holding Company, as the sole holder of the Interim B Common Stock, shall be required to approve the Plan of Conversion, of which this Plan of Reorganization is a part, on behalf of Interim.

      14. REGISTRATION; OTHER APPROVALS. In addition to the approvals set forth in Sections 1 and 13 hereof and the Plan of Conversion, the parties' obligations to consummate the Reorganization shall be subject to the Holding Company Common Stock to be issued hereunder in exchange for Institution Common Stock being registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws, as well as the receipt of all other approvals, consents or waivers as the parties may deem necessary or advisable.

      15. ABANDONMENT OF PLAN. This Plan of Reorganization may be abandoned by either the Bank or Interim B at any time before the Effective Date in the manner set forth in Section 25 of the Plan of Conversion.

      16. AMENDMENTS. This Plan of Reorganization may be amended in the manner set forth in Section 25 of the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

      17. SUCCESSORS. This Plan of Reorganization shall be binding on the successors of the Bank and Interim.

      18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and, to the extent not governed by such laws, the laws of the State of New Jersey.

      19. EXECUTION BY HOLDING COMPANY AND INTERIM B. The Bank acknowledges that as of the date hereof, Interim B is in organization and has not received its charter from the Office of Thrift Supervision. Therefore, Interim B does not have the legal capacity to execute this Plan of Reorganization as of the date hereof. The Holding Company agrees to cause Interim B to execute this Plan promptly following the organization of Interim B upon receipt of the OTS approval for Interim B to be organized. The Bank and the Holding Company agree to be bound by this Plan of Reorganization prior to and following such execution by Interim B.

      IN WITNESS WHEREOF, the Parties hereto have cause this Plan of Reorganization to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              FIRST SAVINGS BANK OF NEW JERSEY, SLA


                              By:   _________________________________
                                    Patrick F.X. Nilan
                                    President and Chief Executive Officer


                            Attest: _________________________________
                                    Thomas M. Coughlin
                                    Secretary


                              BAYONNE BANCSHARES, INC.


                              By:   _________________________________
                                    Michael Nilan
                                    President and Chief Executive Officer


                            Attest: _________________________________
                                    Thomas M. Coughlin
                                    Secretary


                              FIRST INTERIM SAVINGS BANK OF NEW JERSEY


                              By:   _________________________________
                                    Patrick F.X. Nilan
                                    President and Chief Executive Officer


                            Attest: _________________________________
                                    Thomas M. Coughlin
                                    Secretary